UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Lionheart Holdings

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(l) and 0-11.

Explanatory Note

This proxy statement supplement #2 (this “Supplement”) should be read together with the definitive proxy statement of Lionheart Holdings, a Cayman Islands exempted company (the “Company”), filed with the Securities and Exchange Commission on May 28, 2026 (the “Proxy Statement”) in connection with the Company’s extraordinary general meeting (the “Extraordinary General Meeting”) originally scheduled to be held on June 15, 2026 at 11:00 a.m., Eastern Time, at the offices of the Company, located at 200 W Cypress Creek Road, Suite 500, Fort Lauderdale, Florida 33309. This Supplement corrects a typographical error discovered in the Company’s first proxy statement supplement filed with the Securities and Exchange Commission on June 11, 2026.

The purpose of this Supplement is to announce the postponement of the date of the Extraordinary General Meeting to June 18, 2026 at 11:00 a.m., Eastern Time, at the offices of the Company, located at 200 W Cypress Creek Road, Suite 500, Fort Lauderdale, Florida 33309. Any proxies received from shareholders to date will be deemed to be valid for the purposes of the meeting as postponed to June 18, 2026.

Except as specifically amended or supplemented by the information contained herein, this Supplement does not change the Record Date of the Extraordinary General Meeting, the proposals to be acted on at the Extraordinary General Meeting or the recommendation of the board of directors of the Company with respect to any proposals and all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares. Capitalized but undefined terms used herein shall have the meaning given them in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement, and other than the revision described below, this Supplement does not modify any other information in the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

Postponement of the Extraordinary General Meeting

The Company has postponed the Extraordinary General Meeting originally scheduled for June 15, 2026 at 11:00 a.m., Eastern Time to June 18, 2026 at 11:00 a.m., at the offices of the Company, located at 200 W Cypress Creek Road, Suite 500, Fort Lauderdale, Florida 33309.

As a result of the postponement of the Extraordinary General Meeting, votes submitted by mail must be received by 11:59 p.m. Eastern Time, on June 17, 2026. In addition, the deadline for public shareholders to exercise their redemption rights is extended to 5:00 p.m., Eastern Standard Time, on June 16, 2026 (two business days before the date of the Extraordinary General Meeting).

Pursuant to our Charter, a public shareholder will be provided with the opportunity to redeem all or a portion of such holder’s public shares for cash if the Extension Amendment Proposal is approved and implemented. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you, prior to 5:00 p.m. Eastern Time, on June 16, 2026:

●	hold public shares or (b) hold public shares through units and elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

●	submit a written request to Continental Stock Transfer & Trust Company, the Company’s transfer agent and trustee, including the legal name, phone number and address of the beneficial owner of the public shares for which redemption is requested, that the Company redeem all or a portion of your public shares for cash; and

●	deliver your share certificates for public shares (if any) along with other applicable redemption forms to Continental Stock Transfer & Trust Company, physically or electronically through The Depository Trust Company.

Holders of units of the Company must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its, his or her own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem all or a portion of their public shares regardless of whether they vote for or against the Extension Amendment Proposal, or do not vote at all, and regardless of whether they hold their public shares on the Record Date.